Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Rad Laboratories, Inc.:

        We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333‑170981) and on Forms S-8 (Nos. 333-220219, 333-144962, 333-133507, 333-124187, 333-53335, 333-53337, 333-179876, 333-197979 and 333-206885) of Bio-Rad Laboratories, Inc. of our reports dated April 13, 2018, with respect to the consolidated balance sheets of Bio-Rad Laboratories, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Bio-Rad Laboratories, Inc.

        Our report dated April 13, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Bio-Rad Laboratories, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the control environment, risk assessment and control activities at certain European countries has been identified and included in management’s assessment.

/s/ KPMG LLP

San Francisco, California
April 13, 2018